EXHIBIT 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into effective as of August 27, 2015, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 29, 2014, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.4 of the Credit Agreement (captioned “INSURANCE LETTERS OF CREDIT”) is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.4. INSURANCE LETTERS OF CREDIT.

(a) Insurance Letters of Credit.

(i) Existing Insurance Letters of Credit. In addition to the Existing Line of Credit Letters of Credit, Bank has issued or caused an affiliate to issue the following standby letters of credit for the account of Borrower, each of which is subject to the terms of the Letter of Credit Agreement and is outstanding as of August 27, 2015 (each an “Existing Insurance Letter of Credit” and collectively, the “Existing Insurance Letters of Credit”): (A) Standby Letter of Credit No. IS0133585U in the amount of Fifteen Million Dollars ($15,000,000.00), for the benefit of Atlantic Specialty Insurance Company dated December 19, 2013, as amended from time to time (the “Existing Atlantic SLC”); (B) Standby Letter of Credit No. IS0133605U in the amount of Fifteen Million Dollars ($15,000,000.00), for the benefit of Argonaut Insurance Co. dated December 19, 2013, as amended from time to time (the “Existing Argonaut SLC”); and (C) Standby Letter of Credit No. IS0133565U in the amount of Eighty-Four Million Three Hundred Thirty-Four Thousand Six Hundred Sixty and 20/100 Dollars ($84,334,660.20) for the benefit of Westchester Fire Insurance Company dated December 19, 2013, as amended from time to time (the “Existing Westchester SLC”). For purposes of this Agreement, “Insurance Letters of Credit” means, collectively, the Existing Insurance Letters of Credit, as may be amended from time to time, all of which such Existing Letters of Credit, as amended, shall remain subject to the terms and conditions of this Agreement.

(ii) Amendment to Existing Westchester SLC. Subject to the terms of this Agreement, Bank hereby agrees, at the request of Borrower, to amend or cause an affiliate to amend the Existing Westchester SLC to decrease the amount thereof from Eighty-Four Million Three Hundred Thirty-Four Thousand Six Hundred Sixty and 20/100 Dollars ($84,334,660.20) to Fifty-Eight Million Three Hundred Nineteen Thousand Eight Hundred Thirty-Nine and 80/100 Dollars ($58,319,839.80). The form and substance of such amended Existing Westchester SLC shall be subject to approval by Bank, in its sole discretion.

(iii) Future Amendments to Decrease Amounts of Insurance Letters of Credit. Borrower has requested that Bank consider reducing (but not increasing) the dollar amount of any of the Existing Insurance Letters of Credit from time to time without express written amendment to this Agreement. Bank may, in its sole discretion, agree to reduce (but not to increase) the dollar amount of any of the Existing Insurance Letters of Credit from time to time without further express written amendment to this Agreement, subject to the following conditions: (A) Borrower shall have provided to Bank evidence, satisfactory to Bank in its sole discretion, that either (1) the Self Insurance Plans of the State of California has reduced the dollar amount of Borrower’s security deposit obligations, currently fulfilled by surety obligations that are supported by the Existing Insurance Letters of Credit (each, a “Surety Bond” and collectively, the “Surety Bonds”), required under applicable law, or (2) the issuer of one or more of the Surety Bonds has reduced the collateral it requires with respect thereto; (B) Borrower shall have submitted, or caused to be submitted, an application for amendment to the applicable Existing Insurance Letters of Credit effecting such reduction, in form and substance satisfactory to Bank in its sole discretion; (C) Bank shall have received evidence, in form and substance satisfactory to Bank, that the Arizona Department of Insurance has been apprised of the all relevant facts pertaining to any such reduction and either (1) approved any such reduction, or (2) provided assurances, in form and substance satisfactory to Bank in its sole discretion, that such approval is not required under applicable law; and (D) Bank shall have received from the issuer of any of the Surety Bonds subject to reduction of each such issuer’s documented acceptance, satisfactory to Bank in its sole discretion, of the reduced dollar amount of the applicable Existing Insurance Letter of Credit. Bank’s acceptance of the evidence of the foregoing as being satisfactory and issuance of any amendment to the relevant

Existing Insurance Letter of Credit shall be deemed an amendment to this Agreement as though such terms were fully set forth herein, and each such Existing Insurance Letter of Credit, as so amended, shall be subject to the terms of this Agreement.

(iv) Additional Terms. Each of the Insurance Letters of Credit shall remain subject to the additional terms of the Letter of Credit Agreement, applications and any related documents required by Bank in connection with the issuance (and any renewal) thereof. Notwithstanding the provisions of any Insurance Letter of Credit regarding automatic extension of its expiration date, Bank may, at its sole option, give notice to the beneficiary thereof in accordance with the terms of such Insurance Letter of Credit that Bank has elected not to renew such Insurance Letter of Credit beyond its current expiration date (or any other subsequent expiration date that may be agreed to by Bank at Bank’s sole discretion). If Borrower does not at any time want any Insurance Letter of Credit to be renewed, Borrower will so notify Bank at least fifteen (15) calendar days before Bank is to notify the beneficiary thereof of such nonrenewal pursuant to the terms of such Insurance Letter of Credit.

(b) Repayment of Drafts. Each drawing paid under the Insurance Letters of Credit shall be repaid by Borrower in accordance with the provisions of the Letter of Credit Agreement.”

2. Section 1.7 of the Credit Agreement (captioned “COLLATERAL”) is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.7. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower shall grant, and hereby confirms its prior grant, to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment.

As security for all indebtedness and other obligations of Borrower to Bank under Term Loan 1, Borrower shall grant, and hereby confirms its prior grant, to Bank a lien of not less than first priority on that certain real property located at 8100 NE Parkway Drive, Vancouver, Washington 98662.

As security for all indebtedness and other obligations of Borrower to Bank under the Insurance Letters of Credit, Borrower shall cause Associated Insurance Company for Excess, an Arizona corporation (“AICE”), to grant, and confirm its prior grant, to Bank security interests of first priority in (i) deposit account number 5259896099 with Bank (“AICE Deposit Account No. 1”), (ii) deposit account number 6943748548 with Bank (“AICE Deposit Account No. 2”), and (iii) deposit account number 9666681722 with Bank (“AICE Deposit Account No. 3”) (the deposit accounts described in clauses (i) through (iii) in this sentence, collectively, the “AICE Deposit Accounts”).

As security for all indebtedness and other obligations of Borrower to Bank under the Insurance Letters of Credit, Borrower shall cause AICE to grant to Bank a security interest of first priority in: (i) account number 1BA77498 and any sub-accounts thereunder or consolidated therewith with Wells Fargo Securities, LLC (the “AICE Securities Account”); (ii) all financial assets credited to the AICE Securities Account; (iii) all security entitlements with respect to the financial assets credited to the AICE Securities Account; (iv) any and all other investment property or assets maintained or recorded in the AICE Securities Account; and (v) all replacements or substitutions for, and proceeds of the sale or other disposition of, any of the foregoing, including, without limitation, cash proceeds. As used herein, the terms “security entitlement,” “financial asset,” and “investment property” shall have the respect meanings set forth in the Oregon Uniform Commercial Code.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”

3. Section 4.12 of the Credit Agreement (captioned “FUNDING OF AICE DEPOSIT ACCOUNTS”) is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.12. FUNDING OF AICE DEPOSIT ACCOUNTS AND AICE SECURITIES ACCOUNT. For so long as any one or more of the Insurance Letters of Credit remain outstanding, Borrower shall provide such financial support to AICE as is necessary to ensure that the value of the collateral in the AICE Deposit Accounts and the AICE Securities Account at all times is, in the aggregate, no less than the then outstanding aggregate dollar amount of the Insurance Letters of Credit (the “Minimum Collateral Value”), with such value determined in accordance with the collateral value provisions of each of the security agreements evidencing AICE’s grant to Bank of security interests in the AICE Deposit Accounts or the AICE Securities Account, as the case may be. In the event that (a) such collateral value is, for any reason and at any time, less than the Minimum Collateral Value, and (b) AICE has not provided additional collateral support in accordance with the terms of one or more security agreements to which AICE is a party with respect thereto, Borrower shall promptly provide to AICE funds, and shall cause AICE to deposit such funds in the AICE Deposit Accounts and/or the AICE Securities Account, to increase the collateral value (in the form of additional cash, time deposit(s), financial assets, investment property or other assets or any combination thereof acceptable to Bank in its sole discretion) in the AICE Deposit Accounts and the AICE Securities Account, in an amount sufficient to achieve the Minimum Collateral Value then required.”

4. The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than August 27, 2015:

(a) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment;

(ii)	First Amendment to Amended and Restated Third Party Security Agreement: Specific Rights to Payment;

(iii)	Security Agreement (Financial Assets);

(iv)	Securities Account Control Agreement (Wells Fargo Securities, LLC Custody) (Trading Prohibited); and

(iii)	Such other documents as Bank may require under or in connection with any other section of this Amendment.

(b) Reduced Surety Bond Amount. Bank shall have received: (i) evidence, in form and substance satisfactory to Bank in its sole discretion, that the State of California Department of Industrial Relations Office of Self Insurance Plans (“OSIP”) has approved the reduction in the amount of Surety Bond No. K0861765A from $43,358,034.00 to $11,359,297.00; (ii) evidence, in form and substance satisfactory to Bank in its sole discretion that the issuer of such surety bond (and who is the beneficiary of the Existing Westchester SLC) shall have irrevocably (A) amended such surety bond to effect such reduction, and (B) approved the reduction in the dollar amount of the Existing Westchester SLC to $58,319,839.80, subject only to such issuer’s documented acceptance, in form and substance satisfactory to Bank in its sole discretion, of the amendment to the Existing Westchester SLC reflecting such reduction in dollar amount.

(c) Confirmation of Regulatory Authority. Bank shall have received confirmation, in form and substance satisfactory to Bank in its sole discretion, that Borrower and AICE have taken all actions necessary to obtain (1) approval from the Department of Insurance of the State of Arizona, and the Department of Insurance of the State of Arizona has approved, the transactions contemplated in this Amendment, or (2) assurances that such approval is not required under applicable law.

(d) Other Fees and Costs. In addition to Borrower’s obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys’ fees (including without limitation the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

5. Except as specifically provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment (except for such terms as are amended hereby, which terms shall have the meanings set forth in this Amendment). This Amendment and the Credit Agreement shall be read together, as one document.

6. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James D. Miller	By:	/s/ Julie R. Wilson
Name:	James D. Miller	Name:	Julie R. Wilson
Title:	Vice President-Finance	Title:	Vice President